 KOHL'S DEFA14A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. ____)

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[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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[X]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to §240.14a-12

KOHL’S CORPORATION

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THE FOLLOWING IS AN ARTICLE POSTED TO KOHLSMOMENTUM.COM ON APRIL 22, 2022:

Baltimore Business Journal: T. Rowe Price funds side with Kohl's in retailer's proxy fight

By Holden Wilen – Reporter, Baltimore Business Journal

April 21st, 2022, 2:11pm EDT

T. Rowe Price Associates plans to support Kohl's Corp. management in a proxy battle between the retailer and an activist investor.

Macellum Advisors, the investment adviser affiliate of New York-based hedge fund Macellum Capital Management, has been critical of Kohl's for not performing as well as it could. Macellum called for Kohl's to consider a sale and has proposed a slate of 10 nominees to replace a majority of the company's board of directors.

Kohl's itself has nominated 13 incumbent board members ahead of the annual meeting of shareholders on May 11 while working with investment bank Goldman Sachs to field offers from potential buyers.

T. Rowe Price Associates said in a proxy voting case study it will vote its shares for the nominees proposed by Kohl's. T. Rowe Price funds owned 6.8 million shares of Kohl's, or 5.3% of all shares outstanding, as of Dec. 31. T. Rowe Price Associates is an investment adviser subsidiary of Baltimore-based T. Rowe Price Group Inc. that manages the company's mutual funds.

"We find strong evidence that the incumbent board is committed to choosing the path it believes has the highest likelihood of shareholder value creation," T. Rowe Price said in the case study. "Furthermore, we are confident the board is employing an independent and rigorous process to determine the appropriate path for the company."

At $59.09 per share as of afternoon trading Thursday, T. Rowe Price's stake in Kohl's (NYSE: KSS) is worth about $401.6 million. T. Rowe Price has $1.55 trillion in assets under management as of March 31.

T. Rowe Price (NASDAQ: TROW) said it met with Macellum and Kohl's before making its voting decision. The money manager acknowledged Kohl's faces "unusual circumstances" as the board simultaneously undertakes a proxy contest while evaluating a potential sale of the company. However, T. Rowe Price said its final vote decision "reflects the path we believe is most constructive, enabling the company to focus on the decisions most likely to benefit shareholders over time."

Kohl’s continues to have challenges ahead of it, T. Rowe Price said. Kohl's has experienced setbacks in the past several years including Covid-related store closures, missed revenue targets and strategic initiatives that have been slow to gain traction.

The company's management has laid out profitability targets and operational goals, and T. Rowe Price said it has encouraged the board to hold the management team accountable by publishing frequent, transparent assessments of its progress against those goals. T. Rowe Price also said it has offered suggestions for how Kohl's could alter its executive incentive program to become more closely aligned with the financial targets.

T. Rowe Price offered criticism for one of Macellum's recommendations — a sale-leaseback transaction.

"We would have concerns about such a transaction, as it could unduly increase leverage of this cyclical company at the wrong point in the cycle," T. Rowe Price.

Reuters first reported T. Rowe Price's intent to vote shares in support of the Kohl's board nominees.

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